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                                                                  Exhibit 21.1
Subsidiaries of CVC, Inc.:

1. CVC Products, Inc., a wholly-owned subsidiary of CVC, Inc., is a Delaware corporation which does business under the name of CVC Products.


2. CVC Commonwealth, Inc., a wholly-owned subsidiary of CVC, Inc., is a Virginia corporation which does business under the name of CVC Commonwealth.


3. CVC Process Solutions, Inc., a wholly-owned subsidiary of CVC, Inc., is a Delaware corporation which does business under the name of CVC Process Solutions.